Exhibit 99.1
Corporate Communications
35 W. 35th Street, 5th Floor • New York, NY 10001-2205
Phone: 212.827.0020 • Fax: 212.827.0028
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2010 THIRD QUARTER RESULTS
New York, November 4, 2010. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the third quarter ended September 30, 2010. The Company reported a net loss of $(8.9) million, or $(1.05) per diluted share for the three months ended September 30, 2010, compared with net income of $14.6 million, or $1.68 per diluted share, for the third quarter of 2009. Net income for the nine months ended September 30, 2010 totaled $4.8 million, or $.55 per diluted share, compared with $32.3 million, or $3.74 per diluted share, for the nine months ended September 30, 2009.
Book value per share, calculated on a fully diluted basis, increased to $25.06 at September 30, 2010 from $24.84 at December 31, 2009.
Results of consolidated operations for the third quarter ended September 30, 2010 included after tax charges of $(5.3) million, or $(.62) per diluted share resulting from the write-off of computer software, and after tax charges of $(2.1) million, or $(.25) per share resulting from expenses incurred relating to the pending acquisition of the Company. In the third quarter of 2009, the Company reported an after tax gain of $3.2 million resulting from its receipt as beneficiary of proceeds of a life insurance policy on a former director.
Results of consolidated operations for the third quarter and nine months ended September 30, 2010 included tax benefits of $0 and $6.3 million, or $.71 per diluted share, respectively, as a result of the partial reversal of the deferred tax valuation allowance previously provided for capital losses.
Net income for the third quarter and nine months ended September 30, 2009 included tax benefits of $2.7 million, or $.31 per diluted share, and $5.9 million, or $.69 per diluted share, respectively, also as a result of the partial reversal of the deferred tax valuation allowance.
INSURANCE OPERATIONS
Gross premiums written totaled $61.9 million and net premiums written totaled $50.3 million for the third quarter of 2010, compared with gross premiums written of $49.5 million and net premiums written of $37.7 million during the third quarter of 2009, representing increases of 25% and 33%, respectively.

Gross premiums written totaled $188.6 million and net premiums written totaled $155.3 million for the nine months ended September 30, 2010, compared with gross premiums written of $167.4 million and net premiums written of $126.0 million during the first nine months of 2009, representing increases of 13% and 23%, respectively.
The increases in gross and net premiums written were largely attributable to the growth in writings from MMO Agencies and the appointment of a new program manager writing commercial auto liability.
Net premiums earned increased by 23% to $47.3 million for the third quarter of 2010, and by 16% to $136.6 million for the nine months ended September 30, 2010 when compared with the same period of the prior year.
The Company’s combined ratio was 117.2% for the three months ended September 30, 2010 as compared with 102.1% for the same period of 2009. The Company’s combined ratio was 110.8% for the nine months ended September 30, 2010 as compared with 98.3% for the same period of 2009.
The Company’s loss ratio increased to 66.3% from 51.5% for the three months ended September 30, 2010 and increased to 61.4% from 49.2% for the nine months ended September 30, 2010 when compared with the same periods of the prior year. Contributing to the higher loss ratios in 2010 were increased severity losses in the ocean marine and inland marine/fire lines of business, larger than expected loss ratios in professional liability and commercial auto, as well as lower amounts of favorable loss reserve development.
Adverse loss reserve development amounted to $1.0 million for the third quarter ended September 30, 2010 and was primarily attributable to the professional liability class of business. Favorable loss reserve development amounted to $2.7 million for the nine months ended September 30, 2010 and occurred largely in the ocean marine business segment as a result of favorable loss reporting trends.
Favorable loss reserve development amounted to $3.9 million and $13.2 million for the third quarter and nine months ended September 30, 2009. Favorable loss development in 2009 occurred in each business segment primarily as a result of favorable loss reporting trends.
INVESTMENTS
Net investment income amounted to $0.1 million for the third quarter of 2010 as compared with $3.8 million for the same period of 2009 and reflects lower investment returns derived from all categories of investments.
Net investment income amounted to $7.6 million for the nine months ended September 30, 2010 compared with net investment income of $15.4 million for the same period of 2009. Net investment income for the nine months ended September 30, 2010 includes $3.4 million from trading securities as compared to $4.5 million for the same period in 2009. Trading activities in 2010 resulted primarily from the sales of US Treasury securities as compared to trading activities in 2009, which resulted primarily from increases in the market value of tax-exempt securities.

Equity in earnings of limited partnerships for the third quarter ended September 30, 2010 and 2009 was $5.7 million and $10.8 million, respectively. Equity in earnings of limited partnerships for the nine months ended September 30, 2010 and 2009 was $12.6 million and $19.0 million, respectively.
Net realized investment gains after impairment were $0 for the third quarter of 2010, as compared with $0.5 million for the same period of 2009. Net realized investment gains for the nine months ended September 30, 2010 were $6.9 million compared with $1.8 million for the same period in 2009. The net realized investment gains for the nine months ended September 30, 2010 and 2009 resulted primarily from the sale of US Treasury securities.
At September 30, 2010 the Company’s total cash and investments amounted to $641.3 million. The investment portfolio at September 30, 2010 consisted of cash and short-term investments of $434.3 million, or 67.7%; fixed maturities and other debt investments of $74.8 million, or 11.7%; and limited partnership hedge funds and equity securities of $132.3 million, or 20.6%.
MANAGEMENT COMMENT
George Trumbull, President and Chief Executive Officer, in commenting on the quarter said, “Our 2010 results were adversely impacted by large severity losses in the ocean marine and property class, as well as higher than anticipated losses in the professional liability area. We remain focused on increasing premium volume where we believe underwriting profits can be achieved, and declining underpriced business. Our investment results through September 30 largely reflect sales of US Treasury securities and favorable returns from limited partnerships. We are making progress on our expense ratio, which also included additional merger expenses during the third quarter, but it continues to be unacceptable. In addition, we determined at this time not to further pursue additional costs to implement our current computer system’s strategy, and have therefore, charged off the entire balance. However, we believe that by increasing premium volume in the coming quarters and by aggressively pursuing opportunities to reduce our operating expenses, we will be able to reduce this ratio to an appropriate level.”
NYMAGIC, INC. will hold a conference call on its third quarter 2010 financial results live on Friday, November 5, 2010 at 9:00 A.M. The call will last for up to one hour.
Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 22562067 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 22562067.
NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.

This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2010 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the failure of the Company to close its pending merger with ProSight Specialty Insurance Holdings, Inc. the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding losses related to the attacks of September 11, 2001, as well as those associated with catastrophic hurricanes, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2010 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including those specified under the caption “I. A. Risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Net premiums earned	$47,336	$38,506	$136,616	$117,677
Net investment income	86	3,792	7,641	15,366
Equity in earnings of limited partnerships	5,734	10,786	12,606	18,955
Net realized investment gains after impairment	—	546	6,908	1,842
Other income (loss)	(8,155)	3,312	(8,069)	3,439

Total revenues	45,001	56,942	155,702	157,279

Expenses:
Net losses & loss adjustment exp.	31,363	19,832	83,846	57,843
Policy acquisition expenses	11,450	9,073	32,076	26,900
General & administrative expenses	12,655	10,399	35,512	30,877
Interest expense	1,730	1,683	5,101	5,047

Total expenses	57,198	40,987	156,535	120,667

Income (loss) before income taxes	(12,197)	15,955	(833)	36,612

Total income tax (benefit) expense	(3,271)	1,380	(5,638)	4,355

Net income (loss)	$(8,926)	$14,575	$4,805	$32,257

Earnings (loss) per share:
Basic	$(1.05)	$1.73	$.57	$3.83

Diluted	$(1.05)	$1.68	$.55	$3.74

Weighted average shares outstanding:
Basic	8,500	8,432	8,491	8,422
Diluted	8,500	8,657	8,814	8,624

	September 30,	December 31,
	2010	2009
Balance sheet data:
Shareholders’ equity	$222,304	$216,010
Book value per share (1)	$25.06	$24.84

(1)	Calculated on a fully diluted basis.

Supplementary information:
NYMAGIC Gross Premiums Written

	Three months ended September 30,			Nine months ended September 30,
By Segment	2010	2009	Change	2010	2009	Change
	(Dollars in thousands)
Ocean marine	$16,998	$16,814	1%	$55,479	$61,414	-10%
Inland marine/fire	4,416	4,458	-1%	15,516	15,750	-1%
Other liability	40,315	28,121	43%	117,083	90,161	30%

Subtotal	61,729	49,393	25%	188,078	167,325	12%
Aircraft	158	69	NM	520	78	NM

Total	$61,887	$49,462	25%	$188,598	$167,403	13%

NYMAGIC Net Premiums Written

	Three months ended September 30,			Nine months ended September 30,
By Segment	2010	2009	Change	2010	2009	Change
	(Dollars in thousands)
Ocean marine	$12,205	$11,727	4%	$39,420	$41,664	-5%
Inland marine/fire	1,351	1,405	-4%	7,497	5,181	45%
Other liability	36,629	24,470	50%	107,964	79,210	36%

Subtotal	50,185	37,602	33%	154,881	126,055	23%
Aircraft	75	86	NM	439	-63	NM

Total	$50,260	$37,688	33%	$155,320	$125,992	23%

NYMAGIC Net Premiums Earned

	Three months ended September 30,			Nine months ended September 30,
By Segment	2010	2009	Change	2010	2009	Change
	(Dollars in thousands)
Ocean marine	$11,549	$12,264	-6%	$36,501	$39,689	-8%
Inland marine/fire	1,829	1,329	38%	6,142	4,078	51%
Other liability	33,923	24,827	37%	93,820	73,973	27%

Subtotal	47,301	38,420	23%	136,463	117,740	16%
Aircraft	34	86	NM	153	-63	NM

Total	$47,335	$38,506	23%	$136,616	$117,677	16%

Net investment income results:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in millions)
Fixed maturities, held to maturity	$0.3	$0.4	$0.9	$1.5
Fixed maturities, available for sale	0.1	2.4	3.5	7.1
Fixed maturities, trading securities	—	0.8	3.4	4.5
Short-term investments	—	0.2	—	0.3
Commercial loans	(0.3)	0.1	—	2.1

Total investment income	0.1	3.9	7.8	15.5
Investment expenses	(0.0)	(0.1)	(0.2)	(0.1)

Net investment income	$0.1	$3.8	$7.6	$15.4

CONTACT:
NYMAGIC, INC.
A. George Trumbull, 212-551-0610
            or
Tiberend Strategic Advisors
Gregory Tiberend, 212-827-0020